Exhibit 99.1

 NEWS
RELEASE

                                                                                                                                                                                  Vectren Corporation
                                                                                                                           P.O. Box 209
                                                                                                                           Evansville, IN 47702-0209

Investor Contact                                           Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact                                               Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

FOR IMMEDIATE RELEASE

February 18, 2009

Vectren Corporation Reports 2008 Results
Issues 2009 Guidance

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported 2008 net income of $129.0 million, or $1.65 per share, compared to $143.1 million, or $1.89 per share, in 2007.   Fourth quarter net income was $37.1 million, or $0.46 per share, compared to $39.9 million, or $0.53 per share, in 2007.

Summary Results

•
Utility Group annual 2008 earnings were $111.1 million, or $1.42 per share, compared to $106.5 million, or $1.40 per share, in 2007.  Quarterly Utility Group earnings were $30.7 million, or $0.38 per share, compared to $36.9 million, or $0.49 per share, in the comparable period in 2007.

•
Nonutility Group annual 2008 earnings were $18.9 million, or $0.24 per share, compared to earnings of $37.0 million, or $0.49 per share, in 2007.  For the fourth quarter, Nonutility Group earnings were $6.8 million, or $0.08 per share, compared to $3.6 million, or $0.05 per share, in 2007.  The 2008 annual Nonutility Group results include a ($5.9) million after tax, or ($0.08) per share, impairment charge related to certain legacy investments in commercial real estate recorded in the third quarter.

“Our 2008 results were down as compared to 2007 due to lower performance by our nonutility group,” said Niel C. Ellerbrook, Vectren’s Chairman and CEO.  “We are pleased with the improved utility results even as we continued to implement additional maintenance and reliability programs that were contemplated in recent base rate cases.  The nonutility businesses reflect lower results from Coal Mining and, to a lesser extent, ProLiance.  Coal Mining results were negatively impacted by lower production and increased costs.  Looking forward to 2009, Coal Mining results are expected to significantly improve as contracts representing 70 percent of 2009 expected production have been updated to higher prices.”

2009 Earnings Guidance

The company expects 2009 consolidated earnings to be within a range of $1.65 to $1.95 per share.  Within this overall range, the projected earnings from the Utility Group are $1.20 to $1.40 per share and projected earnings from the Nonutility Group are $0.40 to $0.60 per share.

The above consolidated earnings expectations have been reduced by $0.20 to $0.25 per share to reflect expected deterioration in the economy and credit markets.  Further deterioration beyond what is currently anticipated could negatively impact actual results.  These earnings expectations are based on normal weather in the company’s electric business and reflect that weather impacts in the gas territories are largely mitigated as a result of rate design and/or weather mechanisms in place in those jurisdictions.  Further, these earnings expectations assume no impairment charge related to the company’s investment in Liberty Gas Storage (see discussion below).   Changes in these events or other circumstances could materially impact earnings and result in earnings for 2009 significantly above or below this guidance.  These targeted ranges are subject to such factors discussed below under “Forward-Looking Statements.”

Dividend Increased 49th Consecutive Year

In October 2008, Vectren’s board of directors declared a 3.1 percent increase to the common stock dividend, raising the quarterly dividend to 33 ½ cents per share and establishing a new annual rate of $1.34 per share.  This increase marked the 49th consecutive year that dividends paid have increased.  In January 2009, Vectren’s board of directors announced a quarterly dividend of 33 ½ cents, payable March 2, 2009 to shareholders of record at the close of business on February 13, 2009.

Available Liquidity under Current Credit Conditions

During 2008 the company completed permanent financing transactions, including the issuance of $125 million in long-term debt; $125 million in common stock; and an expansion of $120 million in the level of short-term borrowing capacity for its nonutility operations.  These transactions have increased the level of unutilized short-term borrowing capacity.  This unutilized short-term debt capacity, when coupled with expected internally generated funds and any additional long-term financings undertaken, should provide sufficient liquidity to fund anticipated capital expenditures, investments, and debt security redemptions.

The company continues to develop plans to issue additional long-term debt over the next twelve to twenty four months, assuming its A-/Baa1 investment grade credit ratings will allow it to access the capital markets, as the need arises.  However, while debt markets have improved somewhat, such long-term debt issued during this period could be more expensive than in recent history.  This permanent financing would reduce reliance on unutilized short-term capacity.

At December 31, 2008, the company had $905 million of short-term borrowing capacity, including $520 million for the Utility Group and $385 million for the wholly owned Nonutility Group and corporate operations, of which approximately $328 million was available for the Utility Group operations and approximately $55 million was available for the wholly owned Nonutility Group and corporate operations.  In addition, the company increased its cash investments by approximately $75 million during the fourth quarter of 2008.  These cash positions were liquidated in January 2009 based upon improvements in the short-term debt and commercial paper markets.  Their liquidation resulted in an increase to the available short-term debt capacity for the Utility Group by $40 million and for the Nonutility Group by $35 million.  Of the $520 million in Utility Group capacity, $515 million is available through November, 2010; and of the $385 million in Nonutility capacity, $120 million is available through September, 2009 and $255 million is available through November, 2010.

2009 Ice Storm

On January 27, 2009, a major ice storm in the company’s southern Indiana territory resulted in an extended disruption of electricity to approximately 75,000 of the company’s 141,000 electric customers.

Electricity was restored to substantially all customers within one week.  Management estimates the total cost of restoration could approximate $15 to $20 million, the majority of which is expected to be capitalized as utility plant.

Vectren Ohio Rate Case Order Received

On January 7, 2009, the Public Utilities Commission of Ohio issued an order approving the stipulation reached in the VEDO rate case.  The order provides for a rate increase of nearly $14.8 million, an overall rate of return of 8.89 percent on rate base of about $235 million; an opportunity to recover costs of a program to accelerate replacement of cast iron and bare steel pipes, as well as certain service risers; and base rate recovery of an additional $2.9 million in conservation program spending.

The order also adjusts the rate design that will be used to collect the agreed-upon revenue from VEDO's residential customers.  The order authorizes the use of a straight fixed variable rate design which places all, or most, of the fixed cost recovery in the customer service charge.  Using a phased in approach, revenues based on volumes sold will be entirely replaced with a fixed charge after one year.   A straight fixed variable design mitigates some weather risk as well as the effects of declining usage, similar to the company’s lost margin recovery mechanism, which expired when this new rate design went into effect in February 2009.  In 2008, results include approximately $4.3 million of revenue from the existing lost margin recovery mechanism that will not continue once this base rate increase is in effect.

With this rate order the company has in place, for its Ohio gas territory, rates that allow for the phased implementation of a straight fixed variable rate design that mitigates both weather risk and lost margin; tracking of bad debt and percent of income payment plan (PIPP) expenses; base rate recovery of pipeline integrity management expense; timely recovery of costs associated with the accelerated replacement of bare steel and cast iron pipes, as well as certain service risers; and expanded conservation programs now totaling up to $5 million in annual expenditures.

Utility Group Discussion

In 2008, the Utility Group’s annual earnings were $111.1 million compared to $106.5 million in 2007.  The 4 percent increase in utility earnings is due primarily to a full year of base rate changes in the Indiana service territories and increased earnings from wholesale power operations.  Increases were offset somewhat by increased operating costs associated with maintenance and reliability programs contemplated in the base rate cases and favorable weather in 2007.  Utility Group earnings were $30.7 million and $36.9 million for the fourth quarter of 2008 and 2007, respectively.  The quarterly earnings decrease is primarily due to higher operating expenses, particularly certain maintenance and reliability programs and higher bad debt expense.

In the company’s electric and Ohio natural gas service territories that are not protected by weather normalization mechanisms, management estimates the impact of weather on margin experienced during 2008 to be approximately $1.2 million favorable compared to normal and $4.3 million unfavorable compared to the prior year.  For the fourth quarter, management estimates a $1.2 million favorable impact from weather on margin compared to normal and a $1.1 million favorable impact compared to the prior year quarter.

Gas Utility Margin
Gas utility margins were $449.6 million for the year ended December 31, 2008 and $133.2 million in the fourth quarter of 2008.  Following are reconciliations of the increases from 2007:
	Annual	Quarter
2007 Gas Utility Margin	$ 422.2	$ 124.2

Vectren North base rate increase, effective February 14, 2008	11.8	3.5
Vectren South base rate increase, effective August 1, 2007	3.6	-
Residential and commercial customer usage due to Ohio weather colder than
the prior year	3.2	1.6
Dollar for dollar recovery in margin of operating costs, including revenue
and usage taxes	7.8	3.2
All other changes	1.0	0.7
Total increase in Gas Utility Margin	27.4	9.0

2008 Gas Utility Margin	$ 449.6	$ 133.2

Electric Utility Margin

Retail & Firm Wholesale Margin
Electric retail and firm wholesale utility margins were $308.8 million for the year ended December 31, 2008 and $71.9 million in the fourth quarter of 2008.  Following are reconciliations of the changes from 2007:
	Annual	Quarter
2007 Retail and Firm Wholesale Electric Margin	$ 292.2	$ 73.2

Vectren South base rate increase, effective August 15, 2007, net	27.0	-
Residential and commercial customer usage due to weather	(7.5)	(0.5)
All other changes, primarily lower usage	(2.9)	(0.8)
Total increase in Retail and Firm Wholesale Electric Margin	16.6	(1.3)

2008 Retail and Firm Wholesale Electric Margin	$ 308.8	$ 71.9

Margin from Wholesale Activities
Wholesale margins were $32.5 million for the year and $10.3 million for the quarter, which represent increases of $11.6 million and $2.5 million, respectively.

During 2008, margin from off-system sales retained by the company increased $6.3 million for the year and $0.3 million for the quarter.  The company experienced higher wholesale power marketing margins due to the increase in off peak volumes available for sale off system, driven primarily by expiring municipal contracts, and increases in wholesale prices.  The base rate case effective August 17, 2007, requires that wholesale margin from off-system sales earned above or below $10.5 million be shared equally with customers, and 2008 results reflect the impact of that sharing

The remainder of the annual and quarterly increases, $5.3 million and $2.2 million, respectively, relate to higher transmission revenues.  Beginning in June 2008, the company began earning a return on electric transmission projects constructed by the company in its service territory that benefit reliability throughout the region, and these returns are the primary reason for the increases.

Other Operating
Other operating expenses were $300.3 million for the year ended December 31, 2008 and $82.6 million in the fourth quarter of 2008.  Following are reconciliations of the changes from 2007:

Depreciation & Amortization
Depreciation expense was $165.5 million for 2008 and $42.3 million for the fourth quarter, an annual increase of $7.1 million compared to 2007.  Amortization in 2008 includes $3.8 million of incremental amortization associated with prior electric demand side management costs pursuant to the August 15, 2007 electric base rate order.  The remaining annual increase, as well as the $3.3 million quarterly increase, was primarily due to increased utility plant in service.

Taxes Other Than Income Taxes
Taxes Other Than Income Taxes were $72.3 million for 2008 and $20.5 million for the fourth quarter, an increase of $4.2 million and $2.0 million, respectively, compared to 2007.  Higher utility receipts, excise, and usage taxes account for $4.0 million of the increase and $1.5 million of the quarterly increase as a result of volatility in revenues and gas volumes sold.

Utility Group Other-net
Other-net reflects income of $4.0 million in 2008 compared to income of $9.4 million in 2007.  Of the annual decrease totaling $(5.4) million, $(4.1) million occurred in the fourth quarter.  The decreases are primarily due to lower returns associated with investments that fund deferred compensation arrangements and lower interest income.

Utility Group Interest Expense
Interest expense of $79.9 million for 2008 and $20.4 for the quarter decreased $(0.7) million year over year and decreased $(1.4) million in the fourth quarter as lower average short-term debt levels and lower average short-term interest rates were partially offset by higher long-term balances and interest rates.

Utility Group Income Taxes
Federal and state income taxes were $67.6 million for the 2008 year and $18.0 million for the fourth quarter, an annual increase of $0.9 million and a quarterly decrease of $(6.9) million compared to 2007.  Both the annual and quarterly changes are impacted primarily by fluctuations in pre-tax income and a lower effective tax rate in 2008.

Nonutility Group Discussion

All amounts included in this section are after tax.  Results reported by business group are net of nonutility group corporate expense.

The company’s primary nonutility operations contributed earnings of $24.8 million compared to $33.7 million in 2007.  During the quarter primary nonutility operations contributed earnings of $8.5 million and were generally flat compared to the $8.8 million contributed in 2007.  Primary nonutility operations are Energy Marketing and Services companies, Coal Mining operations, and Energy Infrastructure Services companies.

For 2008 compared to 2007, primary nonutility group results decreased $8.9 million. Coal Mining operated at a loss and results were approximately $(6.6) million lower than the prior year due primarily to higher operating costs and lower productivity.  ProLiance’s earnings were $(3.6) million lower than the prior year due to lower operating results as well as a reserve for the FERC matter discussed below.  The results from the other primary nonutility operations also reflect increased earnings from performance contracting and renewable energy construction operations performed through Energy Systems Group and retail gas marketing operations performed through Vectren Source.  Miller Pipeline’s (Miller) results were generally flat compared to the prior year, which was a record year for Miller.

Other nonutility businesses operated at a loss of $(5.9) million in 2008, compared to earnings of $0.3 million in 2007.  Other nonutility businesses include legacy investments, including investments in commercial real estate.  As a result of the economy impacting commercial real estate values, during 2008, the company recorded an impairment charge associated with its commercial real estate investments totaling $(5.9) million after tax, or $(0.08) per share.  After the charge, the remaining carrying value of these commercial real estate holdings is approximately $21 million.

In 2007, the last year of synfuel operations, synfuel-related results generated earnings of $3.0 million and a loss of $(5.3) million, respectively, for the year and quarter ended December 31, 2007.

Energy Marketing and Services

Energy Marketing and Services is comprised of the company’s wholesale and retail gas marketing businesses.  Results from Energy Marketing and Services for the year ended December 31, 2008, were earnings of $18.0 million compared to a $22.3 million in 2007.  Quarterly earnings in 2008 were $5.6 million compared to earnings of $6.7 million in 2007.

During 2008, ProLiance’s earnings contribution was $19.3 million compared to $22.9 million in 2007.  The $(3.6) million decrease reflects lower operating results and a reserve for the FERC matter discussed below.  ProLiance’s storage capacity was 42 BCF at December 31, 2008 compared to 40 BCF at December 2007.  In the fourth quarter ProLiance’s earnings contribution was $3.6 million compared to $5.3 million in 2007.

Vectren Source earned approximately $1.9 million in 2008 compared to $1.2 million in 2007.  Results in 2008 were impacted by a $0.5 million gain on the sale of its Georgia customer base.  In the fourth quarter, earnings were generally flat at $1.7 million.  Vectren Source’s customer count at December 31, 2008, was approximately 170,000 customers.  This customer base reflects nearly 40,000 equivalent customers in the company’s Ohio service territory as part of the process of exiting the merchant function and a loss of customers due to exiting the Georgia market.  Vectren Source began providing services to these Ohio customers on October 1, 2008.  Customer count at the end of 2007 was approximately 161,000.

Investment in Liberty Gas Storage

Liberty Gas Storage, LLC (Liberty) is a joint venture between a subsidiary of ProLiance and a subsidiary of Sempra Energy (SE).  ProLiance is the minority member with a 25 percent interest, which it accounts for using the equity method.

Liberty holds a long-term lease of storage and mineral rights associated with existing salt dome storage caverns in southern Louisiana, near Sulphur.  Liberty also owns a second site near Hackberry, Louisiana with three additional existing salt dome storage caverns.  The members anticipated it would provide high deliverability storage services via the salt dome caverns at both locations and, once developed under current plans, there would be approximately 35 billion cubic feet of working gas capacity at the two sites.   ProLiance has a long term contract for approximately 5 Bcf of working gas capacity.  The total project investment at the Sulphur site at December 31, 2008 is approximately $200 million.  ProLiance’s portion of the investment is approximately $50 million.

On October 27, 2008, SE confirmed to ProLiance that the completion of Liberty’s development at the Sulphur site has been delayed by subsurface and well-completion problems.  Corrective measures are ongoing and should they prove to be unsuccessful, the salt-cavern facility may not go into service, or may have reduced capacity when placed in service.  ProLiance has tested its investment in Liberty for impairment assuming the corrective measures currently being deployed are successful and has determined that its investment is not impaired at December 31, 2008.  However, the success of these corrective measures may not be known until later in 2009.  Based on information received from SE concerning the maximum estimated possible exposure, ProLiance estimates that a maximum of $35 million of its total investment would be at risk (the company’s proportionate share of the investment would be $21 million). The company believes that such a charge, should it occur, would not have a material adverse effect on either the company’s, or ProLiance’s, financial position, cash flows, or liquidity, but it could be material to net income in any one accounting period.  Further, it is not expected that the delay in Liberty’s development will impact ProLiance’s ability to meet the needs of its customers.

FERC Matter

ProLiance self reported to the Federal Energy Regulatory Commission (FERC) in October 2007 possible non-compliance with the FERC’s capacity release policies.  ProLiance has taken corrective actions to assure that current and future transactions are compliant.  ProLiance is committed to full regulatory compliance and is cooperating fully with the FERC regarding these issues.  ProLiance believes that it has adequately reserved for this matter.  Although the outcome of any legal or regulatory proceedings resulting from these matters cannot be predicted, the final resolution of these matters is not expected to have a material impact on the company’s consolidated operating results, financial position or cash flows.

Coal Mining

Coal Mining mines and sells coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels).

Coal Mining operated at a loss of $(4.6) million in 2008 compared to earnings of $2.0 million in 2007.  The decrease in earnings in 2008 compared to 2007 was primarily due to lower production and increased roofing structure costs as a result of revised regulatory guidelines from the Mine Safety and Health Administration (MSHA) which necessitated changes in the mining plan.  In addition, 2008 has been impacted by unfavorable geologic conditions at the company’s surface mine, which has resulted in more costs to enhance the BTU content of mined coal, and higher diesel fuel costs.  In the 2008 quarter, Coal Mining operated at a loss of $(3.0) million compared to a loss of $(0.7) million in 2007.

Construction continues on schedule at the new Oaktown underground mines.  Production at the first mine is expected to begin mid 2009, with the second mine opening in late 2010.  Oaktown reserves are currently 88 million tons.  Of the total $170 million investment management estimates to access the reserves, the company has invested $68 million through December 31, 2008.  The reserves at these new mines bring total coal reserves to over 120 million tons at December 31, 2008.

The market for Illinois Basin coal reflects limited supply and increased demand, which has resulted in substantially higher coal prices.  Contracts reflecting these higher prices are in place on 70 percent of 2009 planned production.

Energy Infrastructure Services

Energy Infrastructure Services provides underground construction and repair to utility infrastructure through Miller Pipeline Corporation (Miller) and energy performance contracting and renewable energy services through Energy Systems Group (ESG).  Energy Infrastructure’s operations contributed earnings of $11.4 million in 2008 compared to $9.4 million in 2007.  In the fourth quarter of 2008, these operations contributed $5.9 million compared to $2.8 million in 2007.

Miller’s 2008 earnings were $6.2 million compared to $6.1 million in 2007, and in the fourth quarter were $2.6 million compared to $1.4 million in 2007.  The quarterly increase is primarily due to two minor acquisitions and the timing of gas construction projects.   As a result of the recession, earnings in 2009 are likely to be impacted by less capital spending by Miller’s large customers for their infrastructure programs.

ESG’s earnings were $6.7 million in 2008 compared to $4.0 million in 2007, and in the fourth quarter were $3.8 million compared to $1.5 million in 2007.  The increases are primarily due to the continued focus on energy conservation and sustainability measures by ESG’s customers as evidenced by approximately $50 million in new 2008 fourth quarter sales contracts.  Both the 2008 annual results and the fourth quarter were further favorably impacted by Energy Efficient Commercial Building federal income tax deductions, commonly referred to as Internal Revenue Code Section 179D deductions, associated with the installation of energy efficient equipment.  These deductions continue through 2013.  At December 31, 2008, ESG’s backlog was $65 million, compared to $52 million at December 31, 2007.   The national focus on a comprehensive energy strategy as evidenced by the Energy Independence and Security Act of 2007 and legislation supported by the new administration is likely to continue to favorably impact ESG’s future earnings.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on February 19, 2009
Vectren’s financial analyst call will be at 2:00 p.m. (ET), February 19, 2009 at which time management will discuss financial results and 2009 earnings guidance.  To participate in the call, analysts are asked to dial 1-888-818-6237 and present the conference call ID# 81139532.  All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com.  A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana.  Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio.  Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit  www.vectren.com ..

Forward-Looking Information

A “safe harbor” for forward-looking statements is provided by the Private Securities Litigation Reform Act of 1995 (Reform Act of 1995).  The Reform Act of 1995 was adopted to encourage such forward-looking statements without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement.

Certain matters described in Management’s Discussion and Analysis of Results of Operations and Financial Condition are forward-looking statements.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management.  When used in this filing, the words “believe”, “anticipate”, “endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal” and similar expressions are intended to identify forward-looking statements.  In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.  Increased competition in the energy industry, including the effects of industry restructuring and unbundling.  Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases.  Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.  Economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations.  Economic conditions surrounding the current recession, which may be more prolonged and more severe than cyclical downturns, including significantly lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; decreases in demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments.   Increased natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.  Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.  Direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.  The performance of projects undertaken by the company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the company’s coal mining, gas marketing, and energy infrastructure strategies.  Factors affecting coal mining operations including MSHA guidelines and interpretations of those guidelines; geologic, equipment, and operational risks; sales contract negotiations and interpretations; supplier and contract miner performance; the availability of key equipment, contract miners and commodities; availability of transportation; and the ability to access/replace proven and probable coal reserves.  Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.  Legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures.  Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws.

Changes in or additions to  federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2008 annual report on Form 10-K to be filed on or about February 19, 2009.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.